Execution Copy

MAKE GOOD ESCROW AGREEMENT

This Make Good Escrow Agreement (the “Make Good Agreement”), dated as of October 9, 2007, is entered into by and among Wentworth II, Inc., a Delaware corporation (the “Company”), Ms. Zheng Luo and Ms. Kong Amy Wai Man Ng, each in their individual capacity (the “Make Good Pledgors”), Keating Securities LLC, as agent (“Keating”) and Corporate Stock Transfer, Inc. (hereinafter referred to as “Escrow Agent”), for the benefit of the Investors (as defined below).

WHEREAS, each of the investors in the private offering of securities of the Company (the “Investors”) has entered into a Securities Purchase Agreement, dated as of the date hereof (the “SPA”), evidencing their participation in the Company's private offering (the “Offering”) of securities. As an inducement to the Investors to participate in the Offering and as set forth in the SPA, the Make Good Pledgors have agreed to place the “Escrow Shares” (as defined in Section 2 hereto) into escrow for the benefit of the Investors in the event the Company fails to satisfy certain financial thresholds.

WHEREAS, pursuant to the requirements of the SPA, the Company and the Make Good Pledgors have agreed to establish an escrow on the terms and conditions set forth in this Make Good Agreement;

WHEREAS, Keating has agreed to act as agent for the Investors in connection with this Make Good Agreement, and the Investors have consented thereto pursuant to the terms and conditions of that Investor Acknowledgement and Agreement entered into by each of the Investors;

WHEREAS, the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Make Good Agreement; and

WHEREAS, all capitalized terms used but not defined herein shall have the meanings assigned them in the SPA;

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

1. Appointment of Escrow Agent. The Make Good Pledgors and the Company hereby appoint the Escrow Agent to act in accordance with the terms and conditions set forth in this Make Good Agreement, and Escrow Agent hereby accepts such appointment and agrees to act in accordance with such terms and conditions.

2. Establishment of Escrow. Within one Business Day following the Closing, the Make Good Pledgors shall deliver, or cause to be delivered, to the Escrow Agent certificates evidencing 3,546,268 shares (the “Escrow Shares”) of the Company's common stock, par value $0.01 per share (“Common Stock”), along with bank signature stamped stock powers endorsed in blank (or such other signed instrument of transfer acceptable to the Company’s transfer agent to enable the transfer of such Escrow Shares in accordance with Section 4). The Make Good Pledgors hereby agree that their obligation to transfer shares of Common Stock to Investors pursuant to Section 4.11 of the SPA and this Make Good Agreement shall continue to run to the benefit of any Investor who shall have transferred or sold all or any portion of its Shares, but that no Investor shall have the right to assign its rights to receive all or any such shares of Common Stock to other Persons in conjunction with negotiated or open-market sales or transfers of any of its Shares.

3. Representations of Make Good Pledgors and the Company. The Make Good Pledgors and the Company hereby represent and warrant, severally and not jointly, as to itself only, to the Investors as follows:

a.  The Escrow Shares of the Make Good Pledgors are validly issued, fully paid and nonassessable shares of the Company, and free and clear of all pledges, liens and encumbrances. Upon any transfer of Escrow Shares to Investors hereunder, Investors will receive full right, title and authority to such shares as holders of Common Stock of the Company.

b. Performance of this Make Good Agreement and compliance with the provisions hereof will not violate any provision of any applicable law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of the properties or assets of any of the Make Good Pledgors pursuant to the terms of any indenture, mortgage, deed of trust or other agreement or instrument binding upon any of the Make Good Pledgors, other than such breaches, defaults or liens which would not have a material adverse effect taken as a whole.

4. Disbursement of Escrow Shares.

a. Fiscal Year Ending December 31, 2007. The Make Good Pledgors agree that if the Company’s consolidated after tax net income for the fiscal year ending December 31, 2007, calculated under U.S. GAAP (before adjustments for non-cash and cash charges related to the transactions contemplated in the Transaction Documents (including any expenses of the exchange transaction between Omnia Luo Group Limited and the Company or of offer, sale and registration for resale of the Securities, including any liquidated damages payments under the Registration Rights Agreement, and including any expense relating to any issuance of shares by the Company prior to the transactions contemplated in the Transaction Documents), and before accounting for the impact on net income of any equity incentive options or shares granted (the “2007 Adjusted Income”)) reported in the Company’s Annual Report on Form 10-K or 10-KSB, as applicable, for the fiscal year ended December 31, 2007 as filed with the Commission (the “2007 Annual Report”) is less than $2.0 million (the “2007 Guaranteed ATNI”), the Make Good Pledgors will transfer to each Investor on a pro rata basis (determined by dividing each Investor’s Investment Amount by the aggregate of all Investment Amounts delivered to the Company by the Investors under the SPA) for no additional consideration a number of shares of Common Stock equal to (($2.0 million - 2007 Adjusted Income)/$2.0 million) multiplied by the Escrow Shares, subject to a maximum number of 50% of the Escrow Shares (the “2007 Make Good Shares”). Should the preceding formula yield a number equal to or less than zero, no transfer of 2007 Make Good Shares shall be made to Investors. If the 2007 Annual Report indicates that the Company shall have satisfied the 2007 Guaranteed ATNI test specified above for such period, then no transfer to Investors of 2007 Make Good Shares shall be required by Section 4.11(a) of the SPA or this Make Good Agreement and all 2007 Make Good Shares deposited with the Make Good Escrow Agent shall be returned to the Make Good Pledgors. Transfers of 2007 Make Good Shares required under Section 4.11(a) of the SPA shall be made to Investors within 10 Business Days after the date on which the Company’s 2007 Annual Report is filed with the Commission, provided that the Escrow Agent is given notice of the filing of the Company’s 2007 Annual Report and the calculation of the 2007 Adjusted Income.

b. Fiscal Year Ending December 31, 2008. The Make Good Pledgors agree that if the Company’s consolidated after tax net income for the fiscal year 2008 calculated under U.S. GAAP (before adjustments for non-cash and cash charges related to the transactions contemplated in the Transaction Documents (including any expenses of the exchange transactions between Omnia Luo Group Limited and the Company or of offer, sale and registration for resale of the Securities, including any liquidated damages payments under the Registration Rights Agreement, and including any expense relating to any issuance of shares by the Company prior to the transactions contemplated in the Transaction Documents), and before accounting for the impact on net income of any equity incentive options or shares granted (the “2008 Adjusted Income”)) reported in the Company’s Annual Report on Form 10-K or 10-KSB, as applicable, for the fiscal year ended December 31, 2008, as filed with the Commission (the “2008 Annual Report”) is less than $4.3 million (the “2008 Guaranteed ATNI”), the Make Good Pledgors will transfer to each Investor on a pro rata basis (determined by dividing each Investor’s Investment Amount by the aggregate of all Investment Amounts delivered to the Company by the Investors under the SPA) for no additional consideration a number of shares of Common Stock equal to the lesser of (1) (($4.3 million - 2008 Adjusted Income)/$4.3 million) multiplied by the Escrow Shares, or (2) the number of Escrow Shares still in escrow (the “2008 Make Good Shares”). Should the preceding formula yield a number equal to or less than zero, no transfer of 2008 Make Good Shares shall be made to Investors. If the 2008 Annual Report indicates that the Company shall have satisfied the 2008 Guaranteed ATNI test specified above for such period, then no transfer to Investors of 2008 Make Good Shares shall be required by Section 4.11(b) of the SPA and this Make Good Agreement and all 2008 Make Good Shares deposited with the Make Good Escrow Agent shall be returned to the Make Good Pledgors. Transfers of 2008 Make Good Shares required under Section 4.11(b) of the SPA shall be made to Investors within 10 Business Days after the date on which the Company’s 2008 Annual Report is filed with the Commission, provided that the Escrow Agent is given notice of the filing of the Company’s 2008 Annual Report and the calculation of the 2008 Adjusted Income.

c. Notwithstanding the foregoing, the parties agree that for purposes of determining whether or not the 2007 Guaranteed ATNI or the 2008 Guaranteed ATNI have been achieved, the release of the 2007 Make Good Shares or the 2008 Make Good Shares to either the Investors or to the Make Good Pledgors as a result of the operation of Section 4.11 of the SPA or this Make Good Agreement shall not be deemed to be an expense, charge or other deduction from revenues even though U.S. GAAP may require contrary treatment and even though the applicable annual report on Form 10-K or 10-KSB, as applicable, may indicate otherwise.

d. The Make Good Pledgors’ obligation to transfer shares of Common Stock to Investors pursuant to Section 4.11 of the SPA shall continue to run to the benefit of an Investor who shall have transferred or sold all or any portion of its Securities, but no Investor shall have the right to assign its rights to receive all or any such shares of Common Stock to other persons in conjunction with negotiated or open-market sales or transfers of any of its Securities.

e. Pursuant to Sections 4(a) and 4(b), if Keating delivers a notice and instructions to the Escrow Agent, with a copy to the Company and the Make Good Pledgors, that all or some of the Escrow Shares are to be transferred to the Investors, then the Escrow Agent shall, not less than 10 Business Days or more than 15 Business Days after such notice is given, forward that portion of the 2007 Make Good Shares or 2008 Make Good Shares, as the case may be, as specified in the notice and instructions from Keating, to the transfer agent of the Company for reissuance to the Investors in an amount to each Investor as set forth on Exhibit A attached hereto and otherwise in accordance with this Make Good Agreement. Keating’s instructions as to allocation of 2007 Make Good Shares or 2008 Make Good Shares, as the case may be, shall be based on Exhibit A hereto, but the Escrow Agent shall be entitled to rely on the calculations provided by Keating in releasing the Escrow Shares for transfer, with no further responsibility to calculate or confirm amounts The Company covenants and agrees that upon any transfer of 2007 Make Good Shares or 2008 Make Good Shares to the Investors in accordance with this Make Good Agreement, the Company shall promptly instruct its transfer agent to reissue such 2007 Make Good Shares or 2008 Make Good Shares in the applicable Investor’s name and deliver the same as directed by such Investor in an amount to each Investor as set forth on Exhibit A attached hereto. If the Company does not promptly provide such instructions to the transfer agent of the Company, then Keating is hereby authorized to give such re-issuance instructions to the transfer agent of the Company, with a copy of such notice to the Company and the Make Good Pledgors. If a notice from Keating pursuant to Sections 4(a) and 4(b) indicates that the Escrow Shares are to be returned to the Make Good Pledgors, then the Escrow Agent will promptly deliver either the 2007 Make Good Shares or 2008 Make Good Shares, as the case may be, to the Make Good Pledgors, and if the Escrow Agent has no address to which to deliver them, then to the Company.

5. Duration. This Make Good Agreement shall terminate on the distribution of all the Escrow Shares. The Company agrees to provide the Escrow Agent written notice of the filing with the Commission of any financial statements or reports referenced herein.

6. Escrow Shares. If any Escrow Shares are deliverable to the Investors pursuant to the SPA and in accordance with this Make Good Agreement, (i) the Make Good Pledgors covenant and agree to execute all such instruments of transfer (including stock powers and assignment documents) as are customarily executed to evidence and consummate the transfer of the Escrow Shares from the Make Good Pledgors to the Investors and (ii) following its receipt of the documents referenced in Section 6(i), the Company covenants and agrees to promptly reissue such Escrow Shares in the applicable Investor’s name and deliver the same as directed by such Investor. Until such time as (if at all) the Escrow Shares are required to be delivered pursuant to the SPA and in accordance with this Make Good Agreement, any dividends payable in respect of the Escrow Shares and all voting rights applicable to the Escrow Shares shall be retained by the Make Good Pledgors. Should the Escrow Agent receive dividends or voting materials, such items shall be passed immediately on to the Make Good Pledgors and shall not be invested or held for any time longer than is needed to effectively re-route such items to the Make Good Pledgors.

7. Interpleader.  Should any controversy arise among the parties hereto with respect to this Make Good Agreement or with respect to the right to receive the Escrow Shares, Make Good Pledgors, the Company, Escrow Agent and/or Keating shall have the right to consult counsel and/or to institute an appropriate interpleader action to determine the rights of the parties. Escrow Agent and/or Keating are also each hereby authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties so directing either Escrow Agent or Keating. If Escrow Agent or Keating is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date. Any interpleader action instituted in accordance with this Section 7 shall be filed in any court of competent jurisdiction in the State of Colorado or the State of New York (and if filed in the latter State by Keating, the Company, or a Make Good Pledgor, Escrow Agent shall be entitled to prompt reimbursement by the filing parties of all reasonable legal fees and expenses incurred in connection therewith), and the Escrow Shares in dispute shall be deposited with the court and in such event Escrow Agent and Keating shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Make Good Agreement with respect to the Escrow Shares and any other obligations hereunder.

8. Exculpation and Indemnification of Escrow Agent and Keating.

a. Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this escrow may arise. Escrow Agent acts under this Make Good Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. Escrow Agent will have no duties or responsibilities other than those expressly set forth herein. Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than Escrow Agent) or any maker, endorser or other signatory of any document to perform such person's or entity's obligations hereunder or under any such document. Except for this Make Good Agreement and instructions to Escrow Agent pursuant to the terms of this Make Good Agreement, Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof. Keating’s sole obligation under this Make Good Agreement is to provide prompt written instruction to Escrow Agent (following such time as the Company files certain periodic financial reports as specified in Section 4 hereof) directing the distribution of the Escrow Shares. Keating will provide such written instructions upon review of the relevant After-Tax Net Income amount reported in such periodic financial reports as specified in Section 4 hereof. Keating is not charged with any obligation to conduct any investigation into the financial reports or make any other investigation related thereto. If any actual or alleged mistake or fraud of the Company, its auditors or any other person (other than Keating) in connection with such financial reports of the Company, Keating shall have no obligation or liability to any party hereunder.

b. Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, absent gross negligence or willful misconduct. Escrow Agent may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Make Good Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of New York upon fiduciaries. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

c. The Company and the Make Good Pledgors each hereby, jointly and severally, indemnify and hold harmless each of Escrow Agent, Keating and any of their principals, partners, agents, employees and affiliates from and against any expenses, including reasonable attorneys' fees and disbursements, damages or losses suffered by Escrow Agent or Keating in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Make Good Agreement or the services of Escrow Agent or Keating hereunder; except, that if Escrow Agent or Keating is guilty of willful misconduct, gross negligence or fraud under this Make Good Agreement, then Escrow Agent or Keating, as the case may be, will bear all losses, damages and expenses arising as a result of such willful misconduct, gross negligence or fraud. Promptly after the receipt by Escrow Agent or Keating of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, Escrow Agent or Keating, as the case may be, will notify the other parties hereto in writing. For the purposes hereof, the terms “expense” and “loss” will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys' fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding. The provisions of this Section 8 shall survive the termination of this Make Good Agreement.

9. Compensation of Escrow Agent. Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit B, which compensation shall be paid by the Company. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent's services as contemplated by this Make Good Agreement; provided, however, that in the event that Escrow Agent renders any material service not contemplated in this Make Good Agreement, or there is any assignment of interest in the subject matter of this Make Good Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Make Good Agreement, or the subject matter hereof, then Escrow Agent shall be reasonably compensated by the Company for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company. Prior to incurring any costs and/or expenses in connection with the foregoing sentence, Escrow Agent shall be required to provide written notice to the Company of such costs and/or expenses and the relevancy thereof and Escrow Agent shall not be permitted to incur any such costs and/or expenses prior to receiving written approval from the Company, which approval shall not be unreasonably withheld.

10. Resignation of Escrow Agent. At any time, upon ten (10) days' written notice to the Company, Escrow Agent may resign and be discharged from its duties as Escrow Agent hereunder. As soon as practicable after its resignation, Escrow Agent will promptly turn over to a successor escrow agent appointed by the Company the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof. If, by the end of the 10-day period following the giving of notice of resignation by Escrow Agent, the Company shall have failed to appoint a successor escrow agent, Escrow Agent may interplead the Escrow Shares into the registry of any court having jurisdiction.

11. Records. Escrow Agent shall maintain accurate records of all transactions hereunder. Promptly after the termination of this Make Good Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, Escrow Agent shall provide the parties hereto, as the case may be, with a complete copy of such records, certified by Escrow Agent to be a complete and accurate account of all such transactions. The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to Escrow Agent and at the requesting party’s expense.

12. Notice. All notices, communications and instructions required or desired to be given under this Make Good Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier, to the addresses listed on the signature page hereto. A copy of any notices to the Company or to the Make Good Pledgors shall be given in the same manner to the Company’s US legal counsel, Thelen Reid Brown Raysman & Steiner LLP, 875 Third Avenue, New York, NY 10022, Attention: David M. Warburg.

13. Execution in Counterparts. This Make Good Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Assignment and Modification. This Make Good Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto. Subject to the foregoing, this Make Good Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. No other person will acquire or have any rights under, or by virtue of, this Make Good Agreement. No portion of the Escrow Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Make Good Agreement. This Make Good Agreement may be amended or modified only in writing signed by all of the parties hereto.

15. Applicable Law. This Make Good Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof.

16. Headings. The headings contained in this Make Good Agreement are for convenience of reference only and shall not affect the construction of this Make Good Agreement.

17. Attorneys' Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Make Good Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the other party (unless such other party is the Escrow Agent or Keating), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

18. Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Make Good Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

19. Authorized Signers. The Company will execute Exhibit C-1 and deliver an executed Exhibit C-2 to this Make Good Agreement concurrent with the execution hereof.

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IN WITNESS WHEREOF, the parties have duly executed this Make Good Agreement as of the date set forth opposite their respective names.

COMPANY: WENTWORTH II, INC.

By:
Name:
Title:

ZHENG LUO

KONG AMY WAI MAN NG

ESCROW AGENT: CORPORATE STOCK TRANSFER, INC.

By:
Name:
Title:

Address:

KEATING SECURITIES, LLC

By:
Name:
Title:

Address:

Execution Copy
Exhibit A

The table below represents the number of 2007 Make Good Shares and 2008 Make Good Shares, respectively, deposited with the Escrow Agent by the Make Good Pledgors and subject to release to the Investors in accordance with the operation of Section 4 of the attached Make Good Agreement.

	Make Good 2007	Make Good 2008	Total
Zheng Luo	1,533,262	1,533,262	3,066,524
Amy Wai Man Ng	239,872	239,872	479,744

	1,773,134	1,773,134	3,546,268

The table below represents the number of 2007 Make Good Shares and 2008 Make Good Shares, respectively, which shall be released to each Investor in accordance with the operation of Section 4 of the attached Make Good Agreement, assuming full release to Investors of 2007 Make Good Shares and 2008 Make Good Shares, respectively. Any release to the Investors of less than 100% of 2007 Make Good Shares or 2008 Make Good Shares shall be allocated among Investors in the same proportions as set forth in the table below.

Exhibit A
Make Good Escrow Agreement

	Make Good 2007	Make Good 2008	Total
Adrienne Baker	28,831	28,831	57,663
Alpha Capital Anstalt	201,820	201,820	403,640
Anima S.G.R.p.A. Rubrica - Anima Asia	144,156	144,156	288,312
Anima S.G.R.p.A. Rubrica - Anima Emerging Markets	144,156	144,156	288,312
Benjamin M. Cowan	7,208	7,208	14,416
Bob Sunness	7,208	7,208	14,416
Brian C. Crumley	7,208	7,208	14,416
Christopher P. Baker	28,831	28,831	57,663
Cimarolo Partners, LLC	28,831	28,831	57,663
David L. Dowler	14,416	14,416	28,831
David Lehmann	7,208	7,208	14,416
Ding Peng	7,208	7,208	14,416
Elaine P. Fields	14,416	14,416	28,831
Gordon Whelpley	14,416	14,416	28,831
Hu Weidong	7,208	7,208	14,416
Huiqin Lian	14,416	14,416	28,831
Iroquois Master Fund, Ltd.	57,663	57,663	115,326
Janet K. Carter	7,208	7,208	14,416
Jayhawk Private Equity Fund, LP	273,899	273,899	547,797
Jayhawk Private Equity Co-Invest Fund, LP	14,416	14,416	28,831
Jerry W. Peterson	21,624	21,624	43,247
Joan Schapiro IRA Bear Stearn Sec. Corp. Custodian	7,208	7,208	14,416
Mark & Stacia Hollmann as Tenants by the Entireties	7,208	7,208	14,416
Meng Hua	7,208	7,208	14,416
Michael Primasing & Brock Vinton as Tenants in Common	28,831	28,831	57,663
MidSouth Investor Fund, LP	86,494	86,494	172,989
Scot C. Hollmann	7,208	7,208	14,416

Exhibit B
Make Good Escrow Agreement

Shi Liang Qing	14,416	14,416	28,831
Silver Rock I, Ltd.	129,742	129,742	259,483
Steven R. Purvis	14,416	14,416	28,831
Tian Wenqian	7,208	7,208	14,416
Tokio Marine Asia Private Equity Fund	288,314	288,314	576,629
Urbanek Family Ltd. Partnership	50,455	50,455	100,910
Urling Searle	14,416	14,416	28,831
Victor J. Dowling Jr.	36,039	36,039	72,079
Wang Meiying	7,208	7,208	14,416
Xu Wei Qing	7,208	7,208	14,416
Zhang Qiu Ping	7,208	7,208	14,416
	1,773,134	1,773,134	3,546,268

Exhibit B
Make Good Escrow Agreement

Exhibit B

ESCROW AGENT FEES

US $2,500 for the period ended September 30, 2007.

US $1,000 for the 12 months ended period ended September 30, 2008, or any earlier distribution of all of the Escrow Shares.

The above fees shall be pro-rated on a monthly basis (treating any portion of a month in which the Escrow Agent acts as escrow agent as a full month) if the Escrow Agent resigns pursuant to Section 10.

Exhibit B
Make Good Escrow Agreement

Exhibit C-1

CERTIFICATE AS TO AUTHORIZED SIGNATURES

Account Name:

Account Number:

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Company and are authorized to initiate and approve transactions of all types for the above-mentioned account on behalf of the Company.

Name / Title	Specimen Signature
Signature

Signature

Exhibit C-1
Make Good Escrow Agreement

Exhibit C-2

CERTIFICATE AS TO AUTHORIZED SIGNATURES

Account Name:

Account Number:

The specimen signatures shown below are the specimen signatures of the individual who has been designated as the authorized representative of Keating Securities LLC and is authorized to provide the documents, instruments and/or consents, including the written consents specified in Section 4, relating to the Investors and specified in the Make Good Agreement.

Name / Title	Specimen Signature
.	Signature

Signature

Exhibit C-2
Make Good Escrow Agreement